Exhibit 99.1

American States Water Company Announces
Second Quarter 2026 Results
•A 25.3% increase, or $0.22 per share, in reported second quarter 2026 consolidated diluted EPS compared to second quarter of 2025
◦Increased earnings per share at all operating business segments
•Quarterly dividend increased 8.2% with first payment on September 2 to holders of record on August 17
◦This marks the 72nd consecutive year that AWR has increased annual dividends to shareholders
•AWR’s regulated utilities on target to invest $185 to $220 million in 2026
•AWR’s contracted services business is expected to contribute $0.63 to $0.67 per share for full year 2026
•In July, Standard & Poor’s affirmed the company’s strong credit ratings of “A” for AWR with a stable outlook, and “A+” for its regulated water utility with a stable outlook
San Dimas, California, August 5, 2026…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $1.10 and $1.09, respectively, for the quarter ended June 30, 2026, as compared to basic and fully diluted earnings per share of $0.87 for the quarter ended June 30, 2025, an increase of $0.22 per fully diluted share or 25.3%, primarily generated from higher earnings at the water utility segment resulting largely from, among other factors, the implementation of new customer rate increases approved by the California Public Utilities Commission (CPUC) as discussed in more detail below. In addition, there was an increase in construction activities that resulted in higher earnings at the contracted services segment.
On June 12, 2026, AWR successfully completed its at-the-market (ATM) offering program, which was originally established on February 27, 2024. AWR reached the maximum aggregate offering capacity of $200 million in gross proceeds raised that resulted in the total sale of 2,575,947 Common Shares through this ATM offering program. No further sales of Common Shares will be made under this program, and AWR has no plans to issue additional equity through, at least, the end of 2029 to support its current operations.

Second Quarter 2026 Results
The table below sets forth a comparison of the second quarter of 2026 diluted earnings per share contribution reported by business segment and for the parent company compared with amounts reported during the same period in 2025.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2026	6/30/2025	CHANGE
Water	$0.91	$0.73	$0.18
Electric	0.04	0.03	0.01
Contracted services	0.16	0.13	0.03
AWR (parent)	(0.01)	(0.01)	—
Consolidated diluted earnings per share, as reported (GAAP)	$1.09	$0.87	$0.22
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
Water Segment:
For the three months ended June 30, 2026, reported diluted earnings from AWR's water utility segment, Golden State Water Company (GSWC), were $0.91 per share, as compared to $0.73 per share for the same period in 2025, an increase of $0.18 per share, or 24.7%. This growth stems largely from CPUC-approved rate increases effective January 1, 2026, which boosted 2026 full-year adopted operating revenues less water supply costs by $32.0 million over 2025 adopted amounts, including $11.0 million for capital projects approved through advice letter filings. To a lesser extent, 2026 second-quarter earnings also benefited from a 4% increase in water consumption and a lower reliance on purchased water included in the water supply source mix compared to 2025 second-quarter. Due to the CPUC’s approval of a modified revenue decoupling mechanism and an incremental water supply cost balancing account effective January 1, 2025, GSWC’s earnings face future volatility from consumption fluctuations and water supply mix changes.
It is uncertain whether the second quarter’s trend of higher customer demand and a favorable water supply source mix will continue throughout the remainder of 2026, or if their positive earnings effects will reverse. Consumption changes depend on factors like climate change, conservation, and weather conditions. For example, El Niño or La Niña weather events could cause fluctuating precipitation that shifts outdoor water use. Additionally, water supply mix changes can occur due to unforeseen changes in groundwater quality and operating conditions of groundwater basins and associated pumping facilities. Any of these factors could directly impact GSWC’s future net earnings.
The following discussion analyzes the primary variances in the water segment’s earnings between the two periods.
•An increase in water operating revenues of $11.4 million was largely a result of (i) the CPUC-authorized second-year rate increases effective January 1, 2026, (ii) additional revenues for the recovery of capital projects approved in various advice letter filings effective January 1, 2026, (iii) additional revenues for increases in the per-unit water supply costs incurred, which, as noted below, result in no net impact to earnings, and (iv) an increase in water consumption of approximately 4% favorably impacting net earnings when compared to the same period in 2025. These increases were partially offset by a decrease of $1.6 million in billed surcharges. CPUC-approved surcharges are billed to customers to recover previously incurred costs. Changes in billed surcharge revenues are offset by equal changes in operating expenses, resulting in no net impact to earnings.
•An increase in water supply costs of $0.7 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2025 was largely because of (i) an overall increase in per-unit water supply costs that are covered in current rates, as noted above, resulting in no net impact to earnings, and (ii) an increase in the production of water resulting from higher customer consumption. These increases were partially offset by the impact of an actual water supply source mix that included less purchased water during the second quarter of 2026 as compared to the same period in 2025 due primarily to wells being brought back online in certain customer service areas.
•An overall increase in operating expenses of $0.2 million (excluding supply costs) due largely to increases in (i) overall labor costs, (ii) depreciation and amortization expenses, which are impacted by increasing capital additions placed in service and are reflected and recovered in customer rates, and (iii) property and other non-income taxes; partially offset by a decrease in surcharges of $1.6 million. As noted above, changes in billed surcharge revenues are offset by equal changes in operating expenses, resulting in no net impact to earnings.
•An overall increase in interest expense (net of interest income) of $0.9 million resulting largely from (i) the impact of capitalizing debt costs related to certain advice letter projects approved by the CPUC in the latest general rate case effective January 1, 2025 that was recorded in 2025 with no similar item in 2026, and (ii) a decrease in interest income earned on regulatory assets due to decreasing regulatory balances as GSWC recovers the amounts through surcharges. The advice letter projects discussed are now included in adopted rate base and are part of the rate increases effective January 1, 2026.
•An overall increase in other income (net of other expense) of $2.0 million due largely to gains totaling $4.3 million generated on investments held to fund one of the company’s retirement plans during the three months ended June 30, 2026, as compared to gains on investments of $2.7 million recorded during the same period in 2025 due to financial market conditions, and a decrease in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.
•Changes in certain flowed-through income taxes and permanent items included in GSWC’s income tax expense for the three months ended June 30, 2026 as compared to the same period in 2025 unfavorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
•A decrease in earnings of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program as previously discussed.
Electric Segment:
Diluted earnings from the electric utility segment increased $0.01 per share for the second quarter of 2026 as compared to the same period in 2025 largely resulting from an increase of $0.7 million in electric revenues due to the CPUC-authorized fourth-year rate increases in 2026 and additional revenues approved largely after the second quarter of 2025 to recover the cost plus an allowance for funds used during construction of certain advice letter capital projects. This increase was partially offset by a decrease in billed surcharges of $0.4 million. As previously discussed, changes in billed surcharge revenues are offset by equal changes in operating expenses, resulting in no net impact to earnings.
The net increase in electric revenues discussed above was partially offset by an overall increase in operating expenses and interest expense (net of interest and other income), partially offset by a decrease in surcharges as discussed above.
Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.03 per share for the second quarter of 2026 when compared to the same period in 2025 largely resulting from (i) an increase in construction activities, (ii) an increase in management fee revenues resulting from the resolution of various economic price adjustments, and (iii) a decrease in interest expense (net of interest income) due to lower average borrowing levels and average interest rates. These favorable variances were partially offset by an increase in overall operating expenses (excluding construction expenses). The contracted services segment is expected to contribute $0.63 to $0.67 per share for the full year of 2026.
Year-to-Date (“YTD”) 2026 Results
•YTD 2026 consolidated diluted earnings per share were $1.86 compared to YTD 2025 of $1.57 per share, an increase of $0.29 per share or 18.5%, largely from new rates implemented at AWR's regulated utilities and higher earnings at the contracted services segment from an increase in construction activities
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as recorded during the year-to-date June 30, 2026 and 2025.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2026	6/30/2025	CHANGE
Water	$1.47	$1.25	$0.22
Electric	0.12	0.10	0.02
Contracted services	0.31	0.26	0.05
AWR (parent)	(0.03)	(0.03)	—
Consolidated diluted earnings per share, as recorded (GAAP)	$1.86	$1.57	$0.29
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
For the six months ended June 30, 2026, AWR’s recorded consolidated diluted earnings were $1.86 per share, as compared to $1.57 per share recorded for the same period in 2025, an increase of $0.29 per share or 18.5%, primarily generated from higher earnings at the water utility segment resulting from, among other factors, the implementation of new customer rate increases approved by the CPUC as previously discussed. In addition, there was an increase in construction activities that resulted in higher earnings at the contracted services segment. AWR’s consolidated diluted earnings for the six months ended June 30, 2026 were negatively impacted by approximately $0.04 per share due to the continued dilutive effects from the issuance of equity under AWR’s ATM offering program. AWR successfully completed the ATM offering program, reaching the maximum aggregate offering capacity of $200 million in gross proceeds raised, and no further sales of Common Shares will be made under this program.
For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.
Dividends
On July 28, 2026, AWR’s Board of Directors approved an 8.2% increase in the third quarter dividend of $0.5455 per share from $0.5040 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on September 2, 2026 to shareholders of record at the close of business on August 17, 2026. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 72 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (CAGR) of 8.4% over the last five years since the third quarter of 2021, and is on pace to achieve a 10-year CAGR of 8.7% in its calendar year dividend payments through 2026. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment and AWR (parent), which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure by business segment is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. This item constitutes a “non-GAAP financial measure” under SEC rules, which supplements our GAAP disclosures but should not be considered as an alternative to the respective GAAP measure. Furthermore, this non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants.
The company uses earnings per share by business segment and AWR (parent), a non-GAAP measure, as an important measure in evaluating its operating results and believes it provides investors with clarity surrounding the performance of its business segments and the parent company. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “forecast,” “expect,” “intend,” “may,” “can,” “will,” “likely,” “possibility,” “should,” “could,” “plan,” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, August 6. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 6, 2026 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 13, 2026.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,200 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government in 8 states and one military base under a 15-year contract in 1 additional state.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2026	December 31, 2025
Assets
Net Property, Plant and Equipment	$2,367,219	$2,296,319
Other Property and Investments	61,612	58,664
Current Assets	226,494	231,074
Other Assets	119,635	129,035
Total Assets	$2,774,960	$2,715,092
Capitalization and Liabilities
Capitalization	$1,839,215	$1,828,281
Current Liabilities	231,106	174,612
Other Credits	704,639	712,199
Total Capitalization and Liabilities	$2,774,960	$2,715,092

	Condensed Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025

Operating Revenues
Water	$131,050	$119,697	$244,160	$221,700
Electric	13,626	12,928	32,283	27,930
Contracted services	36,614	30,441	74,038	61,449
Total operating revenues	181,290	163,066	350,481	311,079

Operating Expenses
Water purchased	23,543	23,911	44,903	40,219
Power purchased for pumping	3,699	3,554	6,996	6,703
Groundwater production assessment	7,270	6,125	12,797	11,804
Power purchased for resale	2,766	3,466	7,558	9,534
Supply cost balancing accounts	247	(136)	(71)	(1,852)
Other operation	12,034	12,310	23,302	22,800
Administrative and general	24,521	25,222	52,675	52,097
Depreciation and amortization	12,747	11,681	25,431	23,263
Maintenance	6,201	6,129	11,901	10,276
Property and other taxes	7,544	6,955	15,567	13,907
ASUS construction	16,747	12,890	34,080	25,823
Total operating expenses	117,319	112,107	235,139	214,574

Operating income	63,971	50,959	115,342	96,505

Other Income and Expenses
Interest expense	(12,174)	(12,108)	(24,281)	(24,190)
Interest income	886	1,498	1,862	3,511
Other, net	5,070	3,576	4,650	3,405
Total other income and (expenses), net	(6,218)	(7,034)	(17,769)	(17,274)

Income Before Income Tax Expense	57,753	43,925	97,573	79,231
Income tax expense	14,479	10,235	24,351	18,697
Net Income	$43,274	$33,690	$73,222	$60,534

Weighted average shares outstanding	39,341	38,509	39,227	38,382
Basic earnings per Common Share	$1.10	$0.87	$1.86	$1.57

Weighted average diluted shares	39,478	38,642	39,346	38,500
Fully diluted earnings per Common Share	$1.09	$0.87	$1.86	$1.57

Dividends paid per Common Share	$0.5040	$0.4655	$1.0080	$0.9310

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and AWR (parent) to AWR’s consolidated fully diluted earnings per share for the three and six months ended June 30, 2026 and 2025.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q2 2026	Q2 2025	Q2 2026	Q2 2025	Q2 2026	Q2 2025	Q2 2026	Q2 2025	Q2 2026	Q2 2025
Net income (loss)	$36,101	$28,140	$1,492	$1,176	$6,186	$4,874	$(505)	$(500)	$43,274	$33,690
Weighted Average Number of Diluted Shares	39,478	38,642	39,478	38,642	39,478	38,642	39,478	38,642	39,478	38,642
Diluted earnings (loss) per share	$0.91	$0.73	$0.04	$0.03	$0.16	$0.13	$(0.01)	$(0.01)	$1.09	$0.87

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025
Net income (loss)	$57,784	$48,046	$4,805	$3,802	$12,001	$9,998	$(1,368)	$(1,312)	$73,222	$60,534
Weighted Average Number of Diluted Shares	39,346	38,500	39,346	38,500	39,346	38,500	39,346	38,500	39,346	38,500
Diluted earnings (loss) per share	$1.47	$1.25	$0.12	$0.10	$0.31	$0.26	$(0.03)	$(0.03)	$1.86	$1.57

Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.